Exhibit 11

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                              For the years ended
                                                                 September 30
                                                       -----------------------------
                                                          1999               1998
                                                       -----------       -----------
Basic Earnings (Loss) per share:
Net Income                                             $     9,842       $   694,496
Less Cumulative Preferred Stock
   Dividends                                               125,000            75,000
Income (Loss) available to Common
   Stockholders                                           (115,158)          619,496
Weighted-average number of
     common shares outstanding                           9,347,958         6,882,453
                                                       -----------       -----------
Basic Earnings (Loss) per share                        $     (0.01)      $       .09
                                                       -----------       -----------

Diluted Earnings (Loss) per share:
Income (Loss) available to Common
  Stockholders (from above)                               (115,158)          619,496
Add back cumulative preferred
  stock dividends                                             Note              Note
                                                       -----------       -----------
Income (Loss) available to Common and
     Common Equivalent Stockholders                       (115,158)          619,496
                                                       -----------       -----------
Weighted-average number of common
    shares outstanding                                   9,347,958         6,882,453
Excess of shares issuable for the
  assumed exercise of options and
  warrants over the number of shares possible of
  repurchase using the proceeds from the exercise
  of such options and warrants at the average
  market price (treasury stock  method)                       Note           968,896
                                                       -----------       -----------
Shares issuable for the assumed conversion
     of convertible preferred stock                           Note              Note
                                                       -----------       -----------
Weighted-average number of common and
      common equivalent shares outstanding               9,347,958         7,851,349
                                                       -----------       -----------
Diluted Earnings (Loss) per share                      $     (0.01)      $       .08
                                                       -----------       -----------

Note:
For fiscal 1999, the conversion of options, warrants and preferred stock has not been assumed due to an antidilutive impact on diluted loss per share. For fiscal 1998, the conversion of preferred stock has not been assumed due to an antidilutive impact on diluted earnings per share.